Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781-224-0880     Fax: 781-224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

ANNOUNCES AMENDED SENIOR SECURED CREDIT FACILITY

WAKEFIELD, MASSACHUSETTS – May 17, 2011 – American Dental Partners, Inc. (NASDAQ: ADPI) announced today that it successfully renegotiated its senior secured credit facility.

The Company entered into an amended senior secured credit facility, which comprises a $100 million revolving line of credit and an $80 million term loan. The Company chose to renegotiate its senior secured indebtedness to take advantage of the currently favorable credit markets.

Highlights of the amended credit facility include the following:

•	Term loan expanded to $80 million from $67 million.

•	Tenor extended to five years from four years with a maturity of May 2016.

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Borrowing rates improved. At current leverage levels, the Company will borrow at the Eurodollar rate plus a credit spread of 225 basis points, in comparison to a previous credit spread of 275 basis points.

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Permitted share repurchases increased to $50 million over the life of the facility, subject to a maximum of $20 million annually and compliance with other various financial covenants, in comparison to the previous $10 million over the life of the facility.

At closing, the Company had approximately $10 million of borrowings outstanding under the revolving line of credit and $80 million of borrowings outstanding under the term loan. Bank of America, KeyBank and RBS Citizens are lead lenders under the amended credit facility and participating lenders include TD Bank, Wells Fargo Bank and Union Bank.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices, which have 278 dental facilities with approximately 2,390 operatories located in 21 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this press release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively affect the matters herein described, including but not limited to the Company’s risks associated with overall or regional economic conditions, dependence upon affiliated dental practices, contracts the affiliated practices have with third-party payors, government regulation of the dental industry, impact of health care reform, dependence upon service agreements and the impact of any terminations or potential terminations of such contracts, business interruptions, the outcome of pending litigation and the Company’s acquisition and affiliation strategy, which are detailed from time to time in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q.